                                                                   EXHIBIT 10.26

                                                                 FINAL AGREEMENT


                                 LEASE AGREEMENT

This indenture made this 19/th/ day of February 1999, by and between: CARIBE LUMBER & TRADING N.V. (ST. MAARTEN) with offices on St. Maarten, hereinafter referred to as "The Lessor".

                                      and

CUL SINT MAARTEN N.V. established and with offices on St. Maarten, Netherlands Antilles, hereinafter referred to as the "Lessee".

                                   WITNESSETH:

Whereas the Lessor is the owner of the property located at THE BUSH ROAD, CUL-DE-SAC, ST. MAARTEN N.A. MEETBRIEF # 13/1996 consisting of 12,650M2 (Minus land to be surveyed for buildings of the "Bigger the Better" and "Fairplay Trust Company,"). Plus part of the adjoining land described in MEETBRIEF # 67/1967, plus part of the adjoining road described in MEETBRIEF # 100/1974 to be surveyed for a total amount of 12,800M2 hereinafter referred to as the "premises". The total measurement will be surveyed and described in exhibit A, which will be an integral part of this document.

Whereas, the Lessor is desirous of leasing the premises to the Lessee, as The latter is desirous of leasing same from the former, under the following stipulations, covenants and conditions.

NOW THEREFORE, IT IS MUTUALLY AGREED UPON AS FOLLOWS:

1.0  TERMS OF THE LEASE.
     -------------------

(a) This agreement is entered into for a period of 25 years, commencing on February 26, 1999 and consequently ending on February 25, 2024.

(b) The Lessee will have the option to renew this lease agreement for three (3) further ten (10) year periods.

(c) The Lessee shall have the right of first refusal in the event the Lessor wishes to sell the property. The purchase price shall be determined by the market prices and trend at such time.

2.0  RENTAL PAYMENTS.
     ----------------

(a) CUL will pay a rental rate of US$1.25 per M2 per month for 12,800 M2 at a total rate of US$16,000 per month for the first three years.

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                                                                 FINAL AGREEMENT


(b) The first year of rental US$192,000.00 (one hundred and ninety two thousand United States Dollars) shall be paid into an escrow account, at Remax\Island Properties bank in St. Maarten, on the date of signing of the lease. Upon successful removal, of all of the below mentioned Contingencies, and before the commencement of the site work, this amount shall be paid in full to the Lessor.

(c) The Lessee agrees to pay a monthly rent, at the beginning of each month, without offset, deduction or prior demand, to the Lessor of US$16,000 (sixteen thousand United States Dollars) per month for year two (2) and year three (3).

(d) At the beginning of the fourth year and at the beginning of each consecutive three year period, the `rent' will increase based on the CPI price Index published for the United States, for the duration of the Lease.

3   THE CONTINGENCIES:
    -----------------

1) The Landlord must provide CUL proof in writing that the site and buildings To be removed are free of hazardous waste material.

2)  The Landlord will mark all points of admeasurement.

3)  CUL to obtain acceptable results from soil boring tests conducted by CUL.

4)  CUL to obtain acceptable results from topographical survey.

5) CUL to successfully obtain all necessary building permits to complete this project.

6) CUL to successfully obtain all necessary business licenses to operate in St. Maarten.

7)  CUL is responsible for existing structures to be removed.


4   UTILITIES
    ---------

(a) Electric power to 100 amps, city water, telephone and cable t.v. lines are provided to the property line.

(b) The Lessee will be solely responsible for the installation, provision and prompt payment of all utilities (inclusive of gas, electricity, etc.) used or consumed, as well as the use and disposal of garbage and septic on the premises, as well as related costs and charges.

(c) In no event will the Lessor be liable for an interruption of or a failure in the supply of any utility.

(d) CUL shall install a septic system to suit their requirements.
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                                                                 FINAL AGREEMENT


(e) CUL will develop the entire 12,800M2 site, including all necessary site work, parking lot, parking lot lighting and construction of a 36,000 square foot metal building.

5    CONSTRUCTION
     ------------

(a) The Lessee has the right to develop the leased land, as it feels fit and appropriate, provided, that the Lessee submits itself to the following restrictive covenants:

     (I) no unlawful or offensive use that may constitute a nuisance shall be made or permitted on or upon the leased property.

     (II) no animals, poultry or livestock of any kind shall be raised, bred or kept on the leased property, except domestic animals.

     (III) The leased property shall not be used as a dumping ground for rubbish, trash, garbage and other waste shall not be kept or dumped, excepting covered cans and containers, which shall be disclosed from view, from the roads and adjoining properties. Unsightly objects, shall not be allowed to be placed or suffered to remain on the leased property.

     (IV) The land may be used for commercial and business purposes, whereas, it is the understanding between parties that the Lessee will use the premises for a retail and wholesale trade in foods, beverages, and all other products normally sold in supermarkets.

(b) Lessee will, at all times, keep the premises in good order, condition and repair. All costs connected therewith, including, those incurred due to repairs of structural defects, will be borne by the Lessee.

(c) Lessee will obtain and pay for any and all permits, licenses and permission required and necessary for the construction intended.

(d) At the end of this agreement the Lessee will have no claim, whatsoever against the Lessor in connection with the building constructed. Lessee will have no right to compensation for the construction or the value of the building by the Lessor.

(e) Lessee will pay any and all governmental taxes and longlease rent ("erfpachtcanon") burdening the premises, if and when such is levied.

(f) At the end of this lease agreement the Lessee will have the right to remove all trade fixtures, including, but not limited to, walk in coolers and freezers, including compressors and coils, cash registers, all computer equipment, steel racking, auxiliary generator, overhead lighting, all meat and produce cases.
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                                                                 FINAL AGREEMENT


6    OBJECTIVES, RESTRICTIONS AND LIABILITIES:
     -----------------------------------------

(a) The immovable property is being leased to the Lessee free from any any mortgage and/or seizures and all other debts.

(b) The Lessee will indemnify and save the Lessor harmless from and against any and all claims actions, damages, liability and expenses in connection with the loss of life, personal injury and or damages to persons or property arising from or out of any occurrence in, upon or at the premises. In the event the Lessor is without fault on his/her/its part, made a party to any litigation commenced by, or against Lessee, the Lessee will protect and hold the Lessor harmless and pay all reasonable counsel and legal fees, incurred, or paid by the Lessor, in connection with such litigation. The Lessor and/or his agents will indemnify and save the Lessee harmless, from and against any and all claims, actions, damages, liability and expenses in connection with the loss of life, personal injury and or damages to persons, or property arising from or out of any occurrence caused by negligence of Lessor and or its agents, upon or at the premises.

(c) The Lessee will also pay all costs, expenses and reasonable counsel and legal fees incurred or paid by the Lessor in enforcing the covenants, conditions and provisions of this agreement against the Lessee.

(d) If Lessee subdivides, or transfers parts of the leased land to third parties, permission must be asked and given in writing from the Lessor. Lessee will still be responsible for payment of the lease rent to Grantor and for the enforcement of the restrictive covenants and other obligations of Lessee arising from this lease, on the assigns and successors of Lessee. The appeasers declared that the aforementioned quoted conditions are considered to be incorporated literally in this lease and to form an integral part thereof. The appeasers furthermore declared that the obligations resulting from these quoted conditions, are herewith imposed by Lessor, upon Lessee in this Lease and are accepted in behalf of those beneficiaries and in the manner as stated in these conditions.

7    DEFAULT
     -------

(a) Upon payment of the rent herein provided and upon the observances and performance of all the terms, covenants and conditions on the Lessee's part to be performed and observed, the Lessee shall peaceably and quietly hold and enjoy the premises for the duration of this agreement, without hindrance or interruption by the Lessor, or any other persons, or party lawfully or equitable claiming, through or under the Lessor, subject, nevertheless, to the conditions of this agreement.

(b)  In the event of any failure by the Lessee to pay, any rent due under

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                                                                 FINAL AGREEMENT


this agreement, or in the event of failure by the Lessee to perform any of the other conditions of this agreement, for a period of sixty (60) days after written notice from the Lessor, or if the Lessee will abandon the premises, the Lessor, in addition to all other rights and remedies that maybe legally available, will have the right of immediate re-entry and may remove all persons and property, at the expense of the Lessee, all without service of notice or resort to Court actions, or becoming liable for any loss or damage, which may be occasioned thereby.

8    INSURANCE
     ---------

(a) The Lessee shall insure its physical premises constructed and leased hereby against all liabilities and risks.

(b) The Insurance to be contracted by the Lessee must, in addition to the aforementioned, also cover the removal of debris from the premises in the event of any damage to the premises.

9    GOVERNING LAW AND FINAL PROVISIONS:
     -----------------------------------

(a) This agreement will be governed by the Laws of the Netherlands Antilles and will inure to the benefit of and be binding upon the parties, their heirs, assigns and respective successors.

(b) The waiver by the Lessor of any breach of any condition herein contained, will not be deemed to be a waiver of any subsequent breach thereof. Subsequent acceptance of rent will not be considered a waiver of any preceding breach of any condition of this agreement.

(c) If any condition of this agreement or the application thereof to any extent, should be invalid or unenforceable, the remainder of this agreement will be valid and be enforced to the fullest extent permitted by Law.

IN WITNESS WHEREOF Parties have executed this agreement on the date first abovementioned.


/s/ Charles Vlaun                         /s/ Michael J. Rose
------------------------------            ----------------------------
The Lessor                                The Lessee
Mr. Charles Vlaun                         Mr. Michael J. Rose
Managing Director                         C.E.O. Cost U Less
Caribe Lumber & Trading N.V.              U.S.A.


                                          ____________________________
                                          Managing Director
                                          Ramcor N.V. dba CUL Sint Maarten N.V.